8th Floor, 701 Evans Avenue	Telephone: (416) 626-6000
Toronto, Ontario	Facsimile: (416) 626-8650
Canada M9C 1A3	Web Site: www.mscm.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 (amendment three) of our report, dated March 2, 2007 (except as to Note 10 and Note 17 which is as of June 27, 2007) on our audits of the consolidated balance sheet of Head Dragon Holdings Limited, as of December 31, 2006 and December 31, 2005 and the related consolidated statements of income and retained earnings, and cash flows, for each of the three years in the period ended December 31, 2006.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

MOORE STEPHENS COOPER MOLYNEUX LLP

December 11, 2007